RESCISSION AGREEMENT

THIS RESCISSION AGREEMENT is dated as of June 25, 2013 (this “Agreement”) and entered into by and between Selway Capital Acquisition Corporation (the “Company”) and the signatory on the execution page hereof (the “Service Provider”).

WHEREAS, the Company issued the Service Provider 600,000 shares (the “Shares”) of the Company’s common stock on April 10, 2013 as a bonus for services rendered to the Company (the “Bonus”).

WHEREAS, the Service Provider and the Company wish to rescind the Bonus and return the Shares to the Company for cancellation.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto do hereby agree as follows:

1.	Rescission. The Service Provider and the Company hereby rescind the Bonus (the “Rescission”). In connection therewith, the Service Provider shall return the Shares to the Company and the Company shall accept and cancel the Shares upon receipt. It is intended that the Rescission will place each of the Company and the Service Provider in the same respective position that each was in prior to the Bonus. The Rescission is intended to constitute a rescission within the meaning of Revenue Ruling 80-58, and the Company and the Service Provider agree to report the Rescission consistently therewith.

2.	Escrow Agreement. Reference is made to the Escrow Agreement dated April 10, 2013 by and among the Company, the Service Provider, American Stock Transfer and Trust Company, as escrow agent (the “Escrow Agent”), and the other signatories thereto. In connection with the Rescission, the Company and the Service Provider shall issue joint written instructions to the Escrow Agent to return the Shares to the Company for cancellation.

3.	Representations and Warranties of the Service Provider. The Service Provider hereby represents and warrants to the Company as of the date hereof as follows: (a) the Service Provider has all right, title and interest in and to the Shares, (b) the Shares are owned by the Service Provider free and clear of all liens and encumbrances, and upon receipt of such Shares, the Company will have all right, title and interest in and to the Shares, (c) it is free to enter into this Agreement; and (d) in so doing, it will not violate any other agreement to which it is a party.

4.	Notice. All notices to the Company shall be given in writing and addressed to the Secretary of the Company and shall be deemed given and effective upon the occurrence of (a) the signing by the recipient of an acknowledgement of receipt form accompanying delivery through the U.S. mail sent by certified mail, return receipt requested, (b) delivery to the recipient’s address by overnight delivery (e.g., FedEx, UPS, or DHL) or other commercial delivery service, or (c) delivery in person or by personal courier.

5.	Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile or other electronic execution and delivery of this Agreement is legal, valid and binding for all purposes.

6.	Entire Agreement; Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the matters contemplated hereby and (b) is not intended to confer upon any person other than the parties any rights or remedies.

7.	Governing Law. In accordance with Section 5-1401 of the General Obligations Law of the State of New York, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws that would result in the application of the substantive law of another jurisdiction. The parties hereto agree that any action, proceeding or claim arising out of or relating in any way to this Agreement shall be resolved through final and binding arbitration conducted in the City of New York, State of New York in accordance with the rules and regulations of the American Arbitration Association (AAA), by a panel of three arbitrators selected from the AAA Commercial Disputes Panel instead of any jury trial and that the arbitrator panel’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof. The cost of such arbitrator and arbitration services, together with the prevailing party’s legal fees and expenses, shall be borne by the non-prevailing party or as otherwise directed by the arbitrators.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

SELWAY CAPITAL ACQUISITION CORPORATION

By:	/s/ Yoram Bibring
Name:	Yoram Bibring
Title:	CFO

SERVICE PROVIDER:

/s/ Gary J. Sekulski
Name: Gary J. Sekulski